As filed with the Securities and Exchange Commission on December 28, 2011

Registration No. 333-157803

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act Of 1933

QCR HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	42-1397595
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

3551 Seventh Street
Moline, Illinois 61265
(309) 736-3580
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Todd A. Gipple
Executive Vice President, Chief Operating Officer and Chief Financial Officer
3551 7th Street
Moline, Illinois 61265
(309) 736-3580

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Robert M. Fleetwood, Esq.
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, IL 60606
(312) 984-3100

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of ‘‘large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ] (do not check if a smaller reporting company)	Smaller reporting company [ x ]

EXPLANATORY STATEMENT

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (Registration No. 333-157803), filed on March 10, 2009, registering a warrant to purchase 521,888 shares of the Registrant’s common stock, $1.00 par value per share (the “Warrant”), and the shares of common stock issuable from time to time upon exercise of the Warrant, in each case for resale by selling securityholders.  The Registrant issued the Warrant and 38,237 shares of the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series D, to the United States Department of the Treasury (“Treasury”) in February 2009 pursuant to the Capital Purchase Program created by Treasury under the Troubled Asset Relief Program.  On November 16, 2011, pursuant to a letter agreement with Treasury, the Registrant repurchased the Warrant, no portion of which had been previously exercised.

In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a Post-Effective Amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed by the Registrant to deregister the Warrant and the 521,888 shares of common stock underlying the Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moline, State of Illinois, on the 28th day of December, 2011.

QCR HOLDINGS, INC.
By:	/s/ Douglas M. Hultquist
Douglas M. Hultquist President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on the 28th day of December, 2011.

Signature	Title
/s/ James J. Brownson	Chairman of the Board of Directors
James J. Brownson

/s/ Douglas M. Hultquist	President, Chief Executive Officer and Director
Douglas M. Hultquist	(principal executive officer)

/s/ Todd A. Gipple	Executive Vice President, Chief Operating Officer, Chief Financial Officer and Director
Todd A. Gipple	(principal financial and accounting officer)

/s/ Pat S. Baird	Director
Pat S. Baird

/s/ Larry J. Helling	Director
Larry J. Helling

/s/ Mark C. Kilmer	Director
Mark C. Kilmer

/s/ John K. Lawson	Director
John K. Lawson

/s/ Charles M. Peters	Director
Charles M. Peters

/s/ Ronald G. Peterson	Director
Ronald G. Peterson

/s/ John A. Rife	Director
John A. Rife

/s/ Donna J. Sorensen, J.D.	Director
Donna J. Sorensen, J.D.

/s/ John D. Whitcher	Director
John D. Whitcher

/s/ Marie Z. Ziegler	Director
Marie Z. Ziegler